Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT
(Golub Capital BDC Funding LLC)

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT, dated as of July 30, 2015 (this “Amendment”), is entered into by and among GOLUB CAPITAL BDC Funding LLC, as the Borrower (the “Borrower”), GOLUB CAPITAL BDC, INC., as the Transferor and the Servicer, the Institutional Lenders identified on the signature pages hereto, WELLS FARGO BANK, N.A., as the Swingline Lender, WELLS FARGO BANK, N.A., as the Collateral Agent, the Account Bank and the Collateral Custodian, and WELLS FARGO SECURITIES, LLC, as the Administrative Agent (in such capacity, the “Administrative Agent”).

R E C I T A L S

WHEREAS, the above-named parties have entered into that certain Amended and Restated Loan and Servicing Agreement, dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Borrower, the Transferor, the Servicer, each of the Conduit Lenders and Institutional Lenders from time to time party thereto, each of the Lender Agents from time to time party thereto, the Swingline Lender, and the Collateral Agent, the Account Bank and the Collateral Custodian;

WHEREAS, pursuant to and in accordance with Section 11.01 of the Agreement, the parties hereto desire to amend the Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.    Definitions.

Each capitalized term used but not defined herein has the meaning ascribed thereto in the Agreement.

SECTION 2.    Amendment.

2.1 The definition of “Adjusted Borrowing Value” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Adjusted Borrowing Value” means for any Eligible Loan Asset, for any date of determination, an amount equal to the lowest of: (i) the Outstanding Balance of such Eligible Loan Asset at such time, (ii) the Advance Date Assigned Value of such Eligible Loan Asset multiplied by the Outstanding Balance of such Eligible Loan Asset at such time and (iii) the Assigned Value of such Eligible Loan Asset at such time multiplied by the Outstanding Balance of such Eligible Loan Asset at such time; provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset shall be zero. Amounts in excess of (a) $17,500,000 in the aggregate with respect to each of any two (2) Obligors (including any Affiliate thereof), (b) $14,000,000 in the aggregate with respect to each of any two (2) additional Obligors (including any Affiliate thereof) and (c) $11,000,000 in the aggregate for each Obligor in all other instances shall not be included in the Adjusted Borrowing Value of the applicable Eligible Loan Assets.

2.2 The definition of “LIBOR” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“LIBOR” means, for any day during the Remittance Period, with respect to any Advance (or portion thereof) (a) the rate per annum appearing on Thomson Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Thomson Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wells Fargo in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day; provided further, that if LIBOR is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

2.3 The definition of “Make-Whole Premium” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Make-Whole Premium” means, in the event that this Agreement is terminated pursuant to Section 2.18(b) prior to the second anniversary of the First Amendment Date, an amount, payable pro rata to each Lender Agent (for the account of the applicable Lenders), equal to 2.00% of the Maximum Facility Amount; provided that the Make-Whole Premium shall be calculated without giving effect to the proviso in the definition of “Maximum Facility Amount”.

2.4 The definition of “Maximum Facility Amount” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Maximum Facility Amount” means the aggregate Commitments as then in effect, which amount shall not exceed $200,000,000; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

2.5 The definition of “Minimum Equity Amount” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Minimum Equity Amount” means, as of any date of determination, an amount equal to the greater of (a) $42,000,000 and (b) the sum of the Adjusted Borrowing Value of all Eligible Loan Assets of the three largest Obligors included in the Collateral Portfolio.

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2.6 The definition of “Prime Rate” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Prime Rate” means the rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors; provided that if the Prime Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

2.7 The definition of “Reinvestment Period” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Reinvestment Period” shall mean the period commencing on the Original Closing Date and ending on the day preceding the earliest of (i) July 30, 2017 (or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lenders pursuant to Section 2.19(b)), (ii) the occurrence of an Event of Default and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b).”

2.8 The definition of “Stated Maturity Date” in Section 1.01 of the Agreement shall be amended and restated in its entirety as follows:

“Stated Maturity Date” means July 30, 2020 or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lenders pursuant to Section 2.19(a).

2.9 The following new definition is added to Section 1.01 of the Agreement as alphabetically appropriate as follows:

“First Amendment Date” means July 30, 2015.

“Term Securitization” means any private or public term securitization transaction (a) undertaken by the Servicer, the Borrower or an Affiliate of the Servicer or the Borrower that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral or any portion thereof or any interest therein, including, without limitation, any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Borrower, the Servicer or an Affiliate of the Borrower or the Servicer has agreed to purchase 100% of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Borrower, the Servicer or an Affiliate of the Borrower or the Servicer to purchase 100% of the equity in such term securitization transaction, any such party agreeing to so purchase may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

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2.10 Article I of the Agreement shall be amended by adding the following new Section 1.05 as numerically appropriate as follows:

Section 1.05 Nature of Obligations. The parties hereto intend the Borrower’s Obligations hereunder (as evidenced by the Variable Funding Notes) to be a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

2.11 The last sentence of Section 2.09 of the Agreement is amended in its entirety to read as follows:

The Non-Usage Fee Rate (the “Non-Usage Fee Rate”) shall be equal to: (a) for the period from (and including) the Amended and Restated Closing Date through (and excluding) the First Amendment Date, (i) 0.50% on the Unused Portion up to or equal to the first $60,000,000 of such Unused Portion and (ii) 2.00% on any Unused Portion in excess of the first $60,000,000, (b) for the period from (and including) the First Amendment Date through (and excluding) the three (3) month anniversary thereof, (i) 0.50% on the Unused Portion up to or equal to the first $110,000,000 of such Unused Portion and (ii) 2.00% on any Unused Portion in excess of the first $110,000,000 and (c) thereafter, (i) 0.50% on any Unused Portion up to or equal to the first $80,000,000 and (ii) 2.00% on any Unused Portion in excess of the first $80,000,000; provided that, for the first six (6) months following a Term Securitization, where Wells Fargo Securities, LLC serves as the lead or joint lead bookrunner, the Non-Usage Fee shall be calculated at a rate of 0.50% on any Unused Portion and thereafter, as calculated in clauses (a) and (b) above, as applicable.

2.12 Clause (d) of Section 2.22 of the Agreement shall be amended and restated in its entirety as follows:

Notwithstanding anything contained in this Agreement to the contrary, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (without giving effect to Section 2.23(a)(iii)) with respect to any such Defaulting Lender.

2.13 The cover of the Agreement shall be amended by deleting the figure “$150,000,000” and inserting in lieu thereof “$200,000,000”.

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2.14 Annex A of the Agreement shall be amended and restated in its entirety as follows:

Conduit Lender	Commitment

Institutional Lender	Commitment
Wells Fargo Bank, N.A.	$170,000,000
Raymond James Bank, N.A.	$30,000,000

Total:	$200,000,000

SECTION 3.    Agreement in Full Force and Effect as Amended.

Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein and shall not constitute a novation of the Agreement.

SECTION 4.    Representations and Warranties.

The Borrower hereby represents and warrants as of the date of this Amendment as follows:

(a)      this Amendment has been duly executed and delivered by it;

(b)     this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(c)     there is no Event of Default, Unmatured Event of Default, or Servicer Termination Event that is continuing or would result from entering into this Amendment.

SECTION 5.    Conditions to Effectiveness.

The effectiveness of this Amendment is subject to receipt by the Administrative Agent of (a) executed counterparts (or other evidence of execution, including facsimile signatures, satisfactory to the Administrative Agent) of this Amendment and the fee letters related thereto, (b) the fees payable on the date hereof as specified in the fee letters, (c) a replacement Variable Funding Note in favor of Wells Fargo Bank, N.A., with a maximum notional amount of $170,000,000 in exchange for the existing $150,000,000 Variable Funding Note in favor of Wells Fargo N.A. and (d) an opinion of counsel to the Borrower in form and substance acceptable to the Administrative Agent.

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SECTION 6.    Miscellaneous.

(a)      This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)     The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)      This Amendment may not be amended or otherwise modified except as provided in the Agreement.

(d)     The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(e)      Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)      This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

(g)     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BORROWER:	GOLUB CAPITAL BDC FUNDING LLC

By: Golub Capital BDC, Inc., its designated manager By: /s/ Ross Teune Name: Ross Teune Title: Chief Financial Officer

THE TRANSFEROR AND SERVICER:	GOLUB CAPITAL BDC, INC.

By: /s/ Ross Teune Name: Ross Teune Title: Chief Financial Officer

THE COLLATERAL AGENT, ACCOUNT BANK AND COLLATERAL CUSTODIAN:	WELLS FARGO BANK, N.A.

By: /s/ Philip Dean Name: Philip Dean Title: Vice President

[Signatures Continue on the Following Page]

S-1	First Amendment to Amended and Restated LSA

ADMINISTRATIVE AGENT:	WELLS FARGO SECURITIES, LLC

By: /s/ Matt Jensen Name: Matt Jensen Title: Director

INSTITUTIONAL LENDER AND SWINGLINE LENDER:	WELLS FARGO BANK, N.A.

By: /s/ Kevin Sunday Name: Kevin Sunday Title: Managing Director

INSTITUTIONAL LENDER:	RAYMOND JAMES BANK, N.A.

By: /s/ Scott G. Axelrod Name: Scott G. Axelrod Title: Senior Vice President

S-2	First Amendment to Amended and Restated LSA